                                                                      EXHIBIT 11

                                                                 QUARTER ENDED MARCH 31,
                                                              -----------------------------
                                                                  2000            1999
                                                              -------------   -------------
                                                              (DOLLARS IN THOUSANDS, EXCEPT
                                                                       SHARE DATA)
Diluted net income (loss) per share:
  Net income (loss).........................................   $     1,218     $   (25,953)
  Average number of shares outstanding......................    20,033,600      10,885,000
  Net effect of dilutive stock options-based on treasury
    stock method............................................            --              --
                                                               -----------     -----------
    Total average shares....................................    20,033,600      10,885,000
                                                               ===========     ===========
  Diluted net loss per share................................   $      0.06     $     (2.38)
                                                               ===========     ===========

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